As filed with the Securities and Exchange Commission on December 23, 2013

Registration No. 333-192885

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ENERGY FOCUS, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3021850
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

32000 Aurora Road

Solon, Ohio 44139

440.715.1300

(Address including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James Tu

Executive Chairman and Chief Executive Officer

Energy Focus, Inc.

32000 Aurora Road

Solon, Ohio 44139

440.715.1300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

John M. Gherlein

Janet A. Spreen

Baker & Hostetler LLP

PNC Center

1900 East 9th Street

Cleveland, Ohio 44114

Telephone: (216) 621-0200

Facsimile: (216) 696-0740

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. X

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐          Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)          Smaller reporting company X

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value per share	32,479,187	$0.50(3)	$16,239,593.50(3)	$2,091.66
Common Stock, $0.0001 par value per share	29,525,000	$0.25(4)	$7,381,250.00(4)	$845.89(4)

(1)

The shares being registered include such indeterminate number of additional shares of common stock issuable for no additional consideration by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of our common stock. In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.

(2)

Pursuant to Rule 429 under the Securities Act of 1933, as amended, and as further described herein, 29,525,000 shares of common stock were previously registered on the registrant’s Registration Statement on Form S-1 as amended, File No. 333-183058, which became effective on August 13, 2012, and are being included in this Registration Statement.

(3)

Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(a) of the Securities Act. The Registrant’s common stock is quoted on the Over-The-Counter Bulletin Board under the symbol “EFOI.” This estimate is based upon the closing sales price per share of the shares of common stock of the Registrant on December 11, 2013.

(4)

$845.89 of this amount was previously paid in connection with the registrant’s filing of the Registration Statement on Form S-1 as amended, File No. 333-183058, based on the closing sales price per share of the shares of common stock of the Registrant on August 1, 2012.

The Registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on a date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

In accordance with Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”) the prospectus included herein is a combined prospectus which relates to the Registrant’s Registration Statement on Form S-1, File No. 333-183058, which was first filed on August 3, 2012, as amended, (the “2012 Registration Statement”), as well as the registration of additional securities as set forth herein. This Registration Statement constitutes the first post-effective amendment to the 2012 Registration Statement, as well as a new Registration Statement for the registration of additional securities. The post-effective amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(a) of the Securities Act.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 23, 2013

PROSPECTUS

ENERGY FOCUS, INC.

62,004,187 Shares of Common Stock

The Selling Shareholders identified in this prospectus may offer and sell up to 62,004,187 shares of Energy Focus, Inc. common stock, consisting of:

●	18,490,055 shares of common stock held by certain of the Selling Shareholders,

●	6,521,739 shares of our common stock held by a Selling Shareholder as a result of the conversion of $1,500,000 of 5% convertible subordinated notes into common stock,

●	26,717,393 shares of our common stock that may be issued upon conversion of the 5% convertible subordinated notes held by certain of the Selling Shareholders,

●	10,275,000 shares of common stock that may be issued upon exercise of warrants to purchase common stock held by certain of the Selling Shareholders.

The outstanding shares of common stock offered hereunder, the 5% convertible subordinated notes and the warrants were issued to the Selling Shareholders in certain private transactions from 2010 through 2013. See “Financing Transactions” beginning on page 15.

We are not selling any shares of our common stock in this offering and we will not receive any of the proceeds from the sale of these shares by the Selling Shareholders. We will, however, receive proceeds if warrants to purchase common stock are exercised and those proceeds will be used for our general corporate purposes.

The prices at which the Selling Shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. See “Plan of Distribution” beginning on page 21. We will bear all costs associated with the registration of the shares covered by this prospectus.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and quoted on the Over-The-Counter Bulletin Board under the symbol “EFOI.” On December 20, 2013, the last reported sale price for our common stock was $0.49 per share.

Investing in our common stock involves certain risks. See “Risk Factors” beginning on page 5 for a discussion of these risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______ __, 2013.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1

PROSPECTUS SUMMARY	2

RISK FACTORS	5

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	13

USE OF PROCEEDS	14

MARKET FOR THE REGISTRANT’S COMMON EQUITY AND OTHER SHAREHOLDER MATTERS	14

FINANCING TRANSACTIONS	15

SELLING SHAREHOLDERS	17

PLAN OF DISTRIBUTION	20

DESCRIPTION OF SECURITIES	23

LEGAL MATTERS	25

EXPERTS	25

WHERE YOU CAN FIND MORE INFORMATION	25

INFORMATION INCORPORATED BY REFERENCE	25

ABOUT THIS PROSPECTUS

This prospectus is part of registration statements that we filed with the Securities and Exchange Commission (the “SEC”). Under the registration process, the Selling Shareholders may, from time to time, offer and sell up to 62,004,187 shares of our common stock, as described in this prospectus, in one or more offerings. This prospectus provides you with a general description of the common stock that the Selling Shareholders may offer. Each time the Selling Shareholders sell securities under this registration statement, we may provide a prospectus supplement that will contain additional information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read this prospectus and any prospectus supplement carefully before making an investment decision.

You should rely only on the information contained in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. For further information, please see the section of this prospectus entitled “Where You Can Find More Information.” We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations, and prospects may have changed since those dates.

Unless the context otherwise requires, all references to “Energy Focus,” “we,” “us,” “our,” “our company,” or “the Company” in this prospectus refer to Energy Focus, Inc., a Delaware corporation, and its subsidiaries, and their respective predecessor entities for the applicable periods, considered as a single enterprise.

This prospectus contains trademarks, trade names, service marks and service names of Energy Focus, Inc. and other companies.

PROSPECTUS SUMMARY

This prospectus provides you with a general description of the common stock being offered. You should read this prospectus, including all documents incorporated herein by reference, together with additional information described under the heading “Where You Can Find More Information.”

Business

We are a Delaware corporation. Our principal executive offices are located at 32000 Aurora Road, Solon, Ohio 44139. Our telephone number is 440.715.1300. The address of our website is www.efoi.com. Information on our website is not part of this prospectus.

We design, develop, manufacture, and market energy-efficient lighting products, and we are a leading provider of turnkey energy-efficient lighting solutions in the governmental and public sector market and general commercial market. Until November 2013, we also sold products in the pool market. Our lighting technology offers significant energy savings, heat dissipation and maintenance cost benefits over conventional lighting for multiple applications.

We continue to evolve our business strategy to provide turnkey solutions, which use, but are not limited to, our patented and proprietary technology. Our solutions include light-emitting diode, fluorescent, and other high energy-efficient lighting technologies. Our strategy also incorporates continued investment into the research of new and emerging energy sources including, but not limited to, LED and solar energy applications.

Our long-term strategy is to penetrate the existing building and U.S. military lighting markets by providing turnkey, comprehensive energy-efficient lighting solutions, which utilize our proprietary energy-efficient lighting products. Early in 2012 we announced a cooperative agreement to develop the Asian market for our light-emitting diode products. We will continue to focus on markets where the benefits of our lighting solutions offerings, combined with our technology, are most compelling. These markets include: schools, universities, hospitals, office buildings, parking garages, supermarkets, cold storage facilities, and manufacturing environments.

Recent Developments

Effective November 25, 2013, we entered into an Asset Purchase Agreement (the “Agreement”) with S.R. Smith, LLC (“Buyer”), pursuant to which we sold our pool products business to the Buyer for a cash purchase price of $5.2 million. Under the terms of the Agreement, we sold substantially all of the assets associated with the pool products business and Buyer assumed certain related liabilities, including our facility in Pleasanton, California. The purchase price is subject to adjustment based on our working capital at closing. The Agreement contains representations, warranties and covenants of the Company and Buyer and prohibits us from competing with Buyer in the pool business for a period of five years following the closing. The Agreement also provides for an escrow of $500,000 of the purchase price to secure customary indemnification obligations with respect to our representations, warranties and covenants of such parties and other obligations of the Company under the Agreement. We have agreed to provide Buyer with certain specified transition services to allow for the efficient transition of the business to Buyer.

A portion of the purchase price was used to pay the lender under our credit facility in order to remove liens on the purchased assets. Our borrowing ability under the facility will likely be decreased to reflect our reduced asset base after the transaction.

Financing Transactions

The shares of our common stock that may be sold pursuant to this prospectus consist of outstanding shares and shares that may be issued upon exercise of warrants or upon conversion of 5% subordinated convertible promissory notes that were issued by us in private placement transactions from 2010 to 2013, which are summarized below. The offerings were not registered under the Securities Act and were conducted in reliance upon the exemptions from the registration requirements of the Securities Act in Section 4(2) of the Securities Act and Rule 506 of Regulation D. See “Financing Transactions.”

LOC Transaction. On August 11, 2011, we entered into a Letter of Credit Agreement (“LOC”) with Mark Plush, the Company’s former Chief Financial Officer, for $250,000. The LOC had a term of 24 months and interest rate of 12.5% on the face amount and was repaid in full on July 3, 2013. As an incentive to enter into the LOC, we issued to Mr. Plush a five-year detached warrant to purchase 125,000 shares of common stock at an exercise price of $0.01 per share.

2010 Warrants.   On March 17, 2010, we entered into a Purchase Agreement and a registration rights agreement with Lincoln Park Capital Fund, LLC (“LPC”), pursuant to which LPC agreed to purchase 350,000 shares of our common stock, together with warrants to purchase 350,000 shares at an exercise price of $1.20 per share, for total consideration of $375,000. The warrants have a term of five years and were not exercisable until six months after they were issued.

2012 Private Placement of Stock and Warrants. Between February 29, 2012 and March 2, 2012, we raised $4.9 million in a private placement by selling 19,600,000 units to ten investors, with each unit consisting of one share of common stock and one-half warrant to purchase one share of common stock, pursuant to a Securities Purchase Agreement with each investor. The purchase price of each unit was $0.25. Each warrant entitles the holder to purchase one share of our common stock at an exercise price of $0.54. Each warrant was immediately exercisable and expires three years from the date of issuance.

2012 and 2013 Private Placements of Notes. On December 13, 2012, we sold $1.5 million in principal amount of 5% subordinated convertible notes pursuant to a Note Purchase Agreement with three investors. The notes mature on December 31, 2015, have a five percent annual interest rate, and are convertible into our common stock at the rate of $0.23 per share. Between January 31, 2013 and October 10, 2013, we sold an additional $6.145 million in aggregate principal amount of 5% subordinated convertible notes to 10 investors, including two who also purchased notes in December 2012, pursuant to a Note Purchase Agreement with each investor. Like the December 2012 notes, the notes have a five percent annual interest rate and are convertible into our common stock at the rate of $0.23 per share; however, the 2013 notes mature on December 31, 2016. During the second and fourth quarters of 2013, one investor converted $1,500,000 in aggregate principal amount of notes into 6,521,739 shares of common stock.

The conversion dates and maturity dates for the notes outstanding as of December 11, 2013 are shown below:

Amount in $000’s	Date First Convertible	Maturity Date
$500	April 30, 2013	December 31, 2015
1,750	July 31, 2013	December 31, 2016
1,850	September 30, 2013	December 31, 2016
700	October 31, 2013	December 31, 2016
150	December 31, 2013	December 31, 2016
295	January 31, 2014	December 31, 2016
900	February 28, 2014	December 31, 2016
$6,145

Securities Offered

Common stock outstanding prior to this offering

51,352,799 shares—This number does not include the 26,717,393 shares of common stock that may be issued upon conversion of the 5% convertible subordinated notes and the 10,275,000 shares of common stock that may be issued upon exercise of warrants held by certain of the Selling Shareholders that may be sold hereunder. This number does include the 6,521,739 shares of common stock issued upon conversion of 5% convertible subordinated notes as of the date hereof that may be sold hereunder.

Common stock to be offered by the Selling Shareholders

62,004,187 shares—This number includes the 26,717,393 shares of common stock that may be issued upon conversion of the 5% convertible subordinated notes, the 6,521,739 shares of common stock issued upon conversion of 5% convertible subordinated notes as of the date hereof, the 10,275,000 shares of common stock that may be issued upon exercise of warrants held by certain of the Selling Shareholders and the 18,490,055 shares of common stock held by certain of the Selling Shareholders that may be sold hereunder.

Common stock outstanding after this offering

88,345,192 shares—This number includes the 26,717,393 shares of common stock that may be issued upon conversion of the 5% convertible subordinated notes and the 10,275,000 shares of common stock that may be issued upon exercise of warrants held by certain of the Selling Shareholders. This number does not include (1) outstanding options to purchase 2,851,226 shares of our common stock, of which options to purchase 1,922,780 shares were exercisable as of December 11, 2013, (2) outstanding restricted share units for 36,858 shares of our common stock, of which 0 have vested, (3) outstanding warrants to purchase 800,494 shares of our common stock, all of which were exercisable as of December 11, 2013, and (4) an additional 7,501,489 shares of our common stock issuable pursuant to future awards under our equity incentive and employee stock purchase plans.

Use of Proceeds

We will receive no proceeds from the sale by the Selling Shareholders of shares of common stock in this offering. We will, however, receive proceeds if warrants to purchase common stock are exercised and those proceeds will be used for our general corporate purposes. We will recognize a reduction in debt if the subordinated convertible debt is converted to common stock; however, we will receive no proceeds from the sale of those shares.

Over-The-Counter Bulletin Board symbol	EFOI

RISK FACTORS

You should carefully consider the risks described below before purchasing our common stock. Our most significant risks and uncertainties are described below. They are not the only risks that we face, however. If any of the following risks actually occur, our business, financial condition, or results or operations could be materially, adversely affected, the price of our common stock could decline, and you may lose all or part of your investment therein. You should acquire shares of our common stock only if you can afford to lose your entire investment.

Risks Associated with Our Business.

We have a history of operating losses and may incur losses in the future, and our auditors have issued a “Going Concern” opinion.

We have experienced net losses of $5.7 million, $6.1 million and $8.5 million for the years ended December 31, 2012, 2011 and 2010, respectively. As of December 31, 2012, we had an accumulated deficit of $80.6 million and, as of September 30, 2013, our accumulated deficit was $84.4 million. Although management continues to address many of the legacy issues that have historically burdened our financial performance, we still face challenges in order to reach profitability. In order for us to attain profitability and growth, we will need to successfully address these challenges, including improvement in gross margins, execution of our marketing and sales plans for our turnkey energy-efficient lighting solutions business, the development of new technologies into sustainable product lines, the continuation of cost reductions throughout our organization, and continued improvements in our supply chain performance.

Our independent public accounting firm has issued an opinion in connection with our 2012 Annual Report on Form 10-K raising substantial doubt as to our ability to continue as a going concern. This opinion stems from our historically poor operating performance, and our historical inability to generate sufficient cash flow to meet obligations and sustain operations without obtaining additional external financing. Although we continue to work towards receiving the funding necessary for us to continue as a going concern, there can be no assurances that this objective will be successful. As such, we will continue to review and pursue selected external funding sources, if necessary, to execute these objectives including, but not limited to, the following:

●	obtain financing from traditional or non-traditional investment capital organizations or individuals,
●	potential sale or divestiture of one or more operating units, and
●	obtain funding from the sale of our common stock or other equity or debt instruments.

Obtaining financing through the above-mentioned mechanisms contains risks, including:

●

loans or other debt instruments may have terms and/or conditions, such as interest rate, restrictive covenants and control or revocation provisions, which are not acceptable to management or our Board of Directors,

●	the current environment in capital markets combined with our capital constraints may prevent us from being able to obtain adequate debt financing,
●	financing may not be available for parties interested in pursuing the acquisition of one or more of our operating units, and
●

additional equity financing may not be available to us in the current capital environment and could lead to further dilution of shareholder value for current shareholders of record, which dilution may be substantial.

Depressed general economic conditions may adversely affect our operating results and financial condition.

Our business is sensitive to changes in general economic conditions, both inside and outside the United States. An economic downturn may adversely impact our business. In our legacy businesses, sales of our lighting products depend significantly upon the level of new building construction, which is affected by housing market trends, interest rates and the weather. In addition, due to the seasonality of construction and the sales of lighting products, our revenue and income have tended to be significantly lower in the first quarter of each year. We may experience substantial fluctuations in our operating results from period to period as a consequence of these factors. Slow growth in the economy or an economic downturn could adversely affect our ability to meet our working capital requirements and growth objectives, or could otherwise adversely affect our business, financial condition and results of operations. As a result, any general or market-specific economic downturns, particularly those affecting new building construction and renovation, or that cause end-users to reduce or delay their purchases of lighting products, services, or retrofit activities, would have a material adverse effect on our business, cash flows, financial condition and results of operations.

If we are unable to respond effectively as new lighting technologies and market trends emerge, our competitive position and our ability to generate revenue and profits may be harmed.

To be successful, we will need to keep pace with rapid changes in LED technology, changing customer requirements, new product introductions by competitors and evolving industry standards, any of which could render our existing products obsolete if we fail to respond in a timely manner. Development of new products incorporating advanced technology is a complex process subject to numerous uncertainties. We have previously experienced, and could in the future, experience delays in the introduction of new products. If effective new sources of light other than LED’s are discovered, our current products and technologies could become less competitive or obsolete. If others develop innovative proprietary lighting technology that is superior to ours, or if we fail to accurately anticipate technology and market trends, respond on a timely basis with our own development of new products and enhancements to existing products, and achieve broad market acceptance of these products and enhancements, our competitive position may be harmed and we may not achieve sufficient growth in our net sales to attain or sustain profitability.

If we are not able to compete effectively against companies with greater resources, our prospects for future success will be jeopardized.

The lighting industry is highly competitive. In the high performance lighting markets in which we sell our advanced lighting systems, our products compete with lighting products utilizing traditional lighting technology provided by many vendors. Additionally, in the advanced lighting markets in which we have primarily competed to date, competition has largely been fragmented among a number of small manufacturers. However, some of our competitors, particularly those that offer traditional lighting products, are larger companies with greater resources to devote to research and development, manufacturing and marketing.

Moreover, in the general lighting market, we expect to encounter competition from an even greater number of companies. Our competitors are expected to include the large, established companies in the general lighting industry, such as General Electric, Osram Sylvania and Royal Philips Electronics. Each of these competitors has undertaken initiatives to develop LED technology. These companies have global marketing capabilities and substantially greater resources to devote to research and development and other aspects of the development, manufacture and marketing of LED lighting products than we possess. The relatively low barriers to entry into the lighting industry and the limited proprietary nature of many lighting products also permit new competitors to enter the industry easily.

In each of our markets, we also anticipate the possibility that LED manufacturers, including those that currently supply us with LEDs, may seek to compete with us. Our competitors’ lighting technologies and products may be more readily accepted by customers than our products. Additionally, to the extent that competition in our markets intensifies, we may be required to reduce our prices in order to remain competitive. If we do not compete effectively, or if we reduce our prices without making commensurate reductions in our costs, our net sales and profitability and our future prospects for success may be harmed.

If we are unable to obtain and adequately protect our intellectual property rights, our ability to commercialize our products could be substantially limited and our business could be adversely affected.

We consider our technology and processes proprietary. If we are not able to adequately protect or enforce the proprietary aspects of our technology, competitors may utilize our proprietary technology. As a result, our business, financial condition and results of operations could be adversely affected. We protect our technology through a combination of patent, copyright, trademark and trade secret laws, employee and third-party nondisclosure agreements, and similar means. Despite our efforts, other parties may attempt to disclose, obtain or use our technologies. Our competitors may also be able to independently develop products that are substantially equivalent or superior to our products or slightly modify our patents. In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the United States. As a result, we may not be able to protect our proprietary rights adequately in the United States or abroad.

We have engaged in litigation in the past and litigation may be necessary in the future to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Litigation may also be necessary to defend against claims of infringement or invalidity by others. An adverse outcome in litigation or any similar proceedings could subject us to significant liabilities, require us to license disputed rights from others or require us to cease marketing or using certain products or technologies. We may not be able to obtain any licenses on acceptable terms, if at all. We also may have to indemnify certain customers if it is determined that we have infringed upon or misappropriated another party’s intellectual property. The cost of addressing any intellectual property litigation claim, both in legal fees and expenses, and the diversion of management resources, regardless of whether the claim is valid, could be significant and could materially harm our business, financial condition and results of operations.

If critical components that we currently purchase from a small number of third-party suppliers become unavailable or third-party manufacturers otherwise experience delays, we may incur delays in shipment, which would damage our business.

We depend on others to manufacture a significant portion of the component parts incorporated into our products. We purchase our component parts from third-party manufacturers that serve the advanced lighting systems market and believe that alternative sources of supply are readily available for most component parts. However, consolidation in the lighting industry could result in one or more current suppliers being acquired by a competitor, rendering us unable to continue purchasing necessary amounts of key components at competitive prices.

In an effort to reduce manufacturing costs, we have outsourced the production of certain parts and components, as well as finished goods in our product lines, to a number of overseas suppliers. While we believe alternative sources for the production of these products are available, we have selected these particular manufacturers based on their ability to consistently produce these products per our specifications, ensuring the best quality product at the most cost effective price. We depend on our suppliers to satisfy performance and quality specifications and to dedicate sufficient production capacity within scheduled delivery times. Although we maintain contracts with selected suppliers, we may be vulnerable to unanticipated price increases, payment term changes and product shortages. Accordingly, the loss of all or one of these suppliers or delays in obtaining shipments could have a material adverse effect on our operations until such time as an alternative supplier could be found. We may be subject to various import duties applicable to materials manufactured in foreign countries and may be affected by various other import and export restrictions, as well as other considerations or developments impacting upon international trade, including economic or political instability, shipping delays and product quotas. These international trade factors will, under certain circumstances, have an impact on the cost of components, which will have an impact on the cost to us of the manufactured product and the wholesale and retail prices of our products.

If the companies to which we outsource the manufacture of our products fail to meet our requirements for quality, quantity, and timeliness, our revenue and reputation in the marketplace could be harmed.

We outsource a significant portion of the manufacture and assembly of our products. We currently depend on a small number of contract manufacturers to manufacture our products at plants in various locations throughout the world, primarily in the United States, China and Taiwan. These manufacturers supply most of the necessary raw materials and provide all necessary facilities and labor to manufacture our products. We currently do not have long-term contracts with all of these manufacturers. If these companies were to terminate their arrangements with us without adequate notice, or fail to provide the required capacity and quality on a timely basis, we would be unable to manufacture and ship our lighting products until replacement manufacturing services could be obtained. To qualify a new contract manufacturer, familiarize it with our products, quality standards and other requirements, and commence volume production is a costly and time-consuming process. If it became necessary to do so, we may not be able to establish alternative manufacturing relationships on acceptable terms.

Our reliance on contract manufacturers involves certain additional risks, including the following:

●	lack of direct control over production capacity and delivery schedules,
●	lack of direct control over quality assurance, manufacturing yields, and production costs,
●	risk of loss of inventory while in transit from China and Taiwan, and
●

risks associated with international commerce, particularly with China and Taiwan, including unexpected changes in legal and regulatory requirements, changes in tariffs and trade policies, risks associated with the protection of intellectual property and political and economic instability.

Any interruption in our ability to manufacture and distribute products could result in delays in shipment, lost sales, reductions in revenue and damage to our reputation in the market, all of which would adversely affect our business.

We depend on independent distributors and sales representatives for a substantial portion of our net sales, and the failure to manage our relationships with these third parties, or the termination of these relationships, could cause our net sales to decline and harm our business.

We rely significantly on indirect sales channels to market and sell our products. Most of our products are sold through third-party independent distributors and sales representatives. In addition, these parties provide technical sales support to end-users. Our current agreements within these sales channels are non-exclusive with regard to lighting products in general, but exclusive with respect to LED lighting products. We anticipate that any such agreements we enter into in the future will be on similar terms. Furthermore, our agreements are generally short-term, and can be cancelled by these sales channels without significant financial consequence. We cannot control how these sales channels perform and cannot be certain that we or end-users will be satisfied by their performance. If these distributors and sales representatives significantly change their terms with us, or change their historical pattern of ordering products from us, there could be a significant impact on our net sales and profits.

Our products could contain defects or they may be installed or operated incorrectly, which could reduce sales of those products or result in claims against us.

Despite product testing, defects may be found in our existing or future products. This could result in, among other things, a delay in the recognition or loss of net sales, loss of market share or failure to achieve market acceptance. These defects could cause us to incur significant warranty, support and repair costs, divert the attention of our engineering personnel from our product development efforts, and harm our relationship with our customers. The occurrence of these problems could result in the delay or loss of market acceptance of our lighting products and would likely harm our business. Some of our products use line voltages (such as 120 or 240 AC), which involve enhanced risk of electrical shock, injury or death in the event of a short circuit or other malfunction. Defects, integration issues or other performance problems in our lighting products could result in personal injury or financial or other damages to end-users or could damage market acceptance of our products. Our customers and end-users could also seek damages from us for their losses. A product liability claim brought against us, even if unsuccessful, would likely be time consuming and costly to defend.

If we are unable to accurately estimate the risks, revenues or costs associated with a project, we may achieve a lower than expected profit or incur a loss on that project.

For the solutions segment of our business, we generally enter into fixed price contracts. Fixed price contracts require us to perform a contract for a specified price regardless of our actual costs. As a result, the profit that we realize on a contract is dependent on the extent to which we successfully manage our costs. Cost overruns, whether due to inefficiency, inaccurate estimates or other factors, result in lower profit or a loss on a project. A majority of our contracts are based on cost estimates that are subject to a number of assumptions. If our estimates of the risks, revenues or costs prove inaccurate or circumstances change, we may incur a lower profit or a loss on that project.

Additionally, we recognize certain contract revenues, including revenues from our solutions segment, using the percentage-of-completion method. Under this method, percentage-of-completion is determined by relating the actual cost of the work performed to date to the current estimated total cost of the respective contracts. When the estimate on a contract indicates a loss, we record the entire loss during the accounting period in which it is estimable. In the ordinary course of business, at a minimum on a quarterly basis, we prepare updated estimates of the total forecasted revenue, cost and profit or loss for each contract. The cumulative effect of revisions in estimates of the total forecasted revenue and costs during the course of the work is reflected in the accounting period in which the facts that caused the revision become known. To the extent that these revisions result in a reduction in revenue, we recognize a credit or a charge against current earnings, which could be material.

Our business may suffer if we fail to comply with government contracting laws and regulations.

We derive a portion of our revenues from direct and indirect sales to U.S., state, local, and foreign governments and their respective agencies. Such contracts are subject to various procurement laws and regulations, and contract provisions relating to their formation, administration and performance. Failure to comply with these laws, regulations or provisions in our government contracts could result in the imposition of various civil and criminal penalties, termination of contracts, forfeiture of profits, suspension of payments, or suspension from future government contracting. If our government contracts are terminated, if we are suspended from government work, or if our ability to compete for new contracts is adversely affected, our business could suffer.

An inability to obtain bonding could limit the number of solutions segment projects we are able to pursue.

As is customary in the construction business, we are often required to provide surety bonds to secure our performance under construction contracts. Our ability to obtain surety bonds primarily depends upon our capitalization, working capital, past performance, management expertise and other external factors, including the overall capacity of the surety market. Surety companies consider such factors in relation to the amount of our backlog and their underwriting standards, which may change from time to time. The surety industry has undergone significant changes with several companies withdrawing completely from the industry or significantly reducing their bonding commitment. In addition, certain reinsurers of security risk have limited their participation in this market. Therefore, we could be unable to obtain surety bonds when required, which could adversely affect our future results of operations and revenues.

We have international sales and are subject to risks associated with operating in international markets.

For the year ended December 31, 2012, net sales of our products outside of the United States represented 10% of our total net sales. We generally provide technical expertise and limited marketing support, while our independent international distributors generally provide sales staff, local marketing, and product services. We believe our international distributors are better able to service international markets due to their understanding of local market conditions and best business practices. International business operations are subject to inherent risks, including, among others:

●	unexpected changes in regulatory requirements, tariffs, and other trade barriers or restrictions,
●	potentially adverse tax consequences,
●	the burdens of compliance with a wide variety of foreign laws,
●	import and export license requirements and restrictions of the United States and each other country in which we operate,
●	exposure to different legal standards and reduced protection for intellectual property rights in some countries,
●	currency fluctuations and restrictions, and
●	political, social, and economic instability, including war and the threat of war, acts of terrorism, pandemics, boycotts, curtailment of trade or other business restrictions.

We may not fully recognize the anticipated revenue reported in our backlog.

The contracts we enter into for our solutions segment can be relatively large and typically range in the amount of $0.1 million to as much as $4.0 million. As of September 30, 2013, our solutions segment backlog of uncompleted work was $4.0 million. We include a project in our backlog when a contract is awarded or a letter of intent is obtained. The revenue projected in our backlog may not be realized or may not result in the revenue or profits expected. If a project included in our backlog is canceled, suspended or the scope of work is reduced, it would result in a reduction to our backlog, which could affect the revenues and profits realized. If a customer should cancel a project, we may be reimbursed for costs expended to date but would have no contractual right to the total projected revenues included in our backlog. Cancellations or delays of significant projects could have a material adverse effect on future revenues, profits and cash flows.

If we are unable to attract or retain qualified personnel, our business and product development efforts could be harmed.

To a large extent, our future success will depend on the continued contributions of certain employees, such as our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer. These and other key employees may be difficult to replace. Our future success will also depend on our ability to attract and retain qualified technical, sales, marketing, and management personnel, for whom competition is very intense. The loss of, or failure to attract, hire and retain any such persons could delay product development cycles, disrupt our operations, or otherwise harm our business or results of operations. We have been successful in hiring experienced energy solutions salespeople from leading firms in the industry, but if these individuals are not successful in achieving our expectations, then planned sales may not occur and the anticipated net sales may not be realized.

A significant portion of our business is dependent upon the existence of government funding, which may not be available into the future and could result in a significant reduction in sales and could cause significant harm to our business.

A significant portion of our research and development efforts have been supported directly by government funding and were contracted for short periods, usually one to two years. Further, a significant portion of net sales generated by our solutions segment and our government product business is derived from government funding both at the state and federal levels. If government funding is reduced or eliminated, there is no guarantee that we would be able to continue to fund our activities in these areas at their current levels, if at all. If we are unable to maintain our access to government funding in these areas, there could be a significant impact on our net sales and profits.

We believe that certification and compliance issues are critical to adoption of our lighting systems, and failure to obtain such certification or compliance would harm our business.

We are required to comply with certain legal requirements governing the materials in our products, including but not limited to environmental laws and regulations. In the event that any existing legal requirements are amended or new legal requirements are implemented in a manner with which we cannot comply, our net sales might be adversely affected if such an amendment or implementation were to occur.

Moreover, although not legally required to do so, we strive to obtain certification for substantially all our products. In the United States, we seek certification on substantially all of our products from Underwriters Laboratories (UL®) or Intertek Testing Services (ETL®). Where appropriate in jurisdictions outside the United States and Europe, we seek to obtain other similar national or regional certifications for our products. We cannot ensure that we will be able to obtain any certifications for our new products or that, if certification standards are amended, that we will be able to maintain such certifications for our existing products. Moreover, although we are not aware of any effort to amend any existing certification standard or implement a new certification standard in a manner that would render us unable to maintain certification for our existing products or obtain ratification for new products, our net sales might be adversely affected if such an amendment or implementation were to occur.

We incur significant costs as a result of being a public company and our management is required to devote substantial time and financial resources to meet compliance obligations.

As a public company reporting to the Securities and Exchange Commission, we incur significant legal, accounting, investor relations, board compensation and other expenses. We are subject to the reporting requirements of the Securities Exchange Act of 1934, and the Sarbanes-Oxley Act of 2002, including section 404 that requires that we annually evaluate and report on our systems of internal controls. In the future, there may be material weaknesses in our internal controls that would be required to be reported in future Annual Reports on Form 10-K and/or Quarterly Reports on Form 10-Q. A material weakness could have a negative impact on our business, and a negative reaction by the equity markets to a material weakness could cause our stock price to decline.

We may be subject to legal claims against us or claims by us which could have a significant impact on our resulting financial performance.

At any given time, we may be subject to litigation, the disposition of which may have an adverse effect upon our business, financial condition, or results of operation.

We may be unable to sustain significant customer relationships, which could have a negative impact on our business.

In 2012, our ten largest customers accounted for approximately 62% of our net sales. Three of these customers were those who purchased products from our pool and spa product line that we sold in November 2013. The loss of or a substantial decrease in the volume of purchases by any one of our customers could harm our sales, profitability, and cash flows.

Failure to effectively estimate employer-sponsored health insurance premiums and incremental costs due to the Affordable Healthcare Act could materially and adversely affect our results of operations, financial position, and cash flows.

In March 2010, the United States federal government enacted comprehensive health care reform legislation, which, among other things, includes guaranteed coverage requirements, eliminates pre-existing condition exclusions and annual and lifetime maximum limits, restricts the extent to which policies can be rescinded, and imposes new taxes on health insurers, self-insured companies, and health care benefits. The legislation imposes implementation effective dates that began in 2010 and extend through 2020 with many of the changes requiring additional guidance from federal agencies and regulations. Possible adverse effects could include increased costs, exposure to expanded liability, and requirements for us to revise the ways in which healthcare and other benefits are provided to employees. We continue to monitor the potential impacts the health care reform legislation will have on our financial results.

Risks Associated with an Investment in our Common Stock.

We could issue additional common stock or may need to request our shareholders to authorize additional shares of common stock, which might dilute the book value and market for our common stock.

We are authorized to issue 150,000,000 shares of common stock, of which 51,352,799 shares were issued and outstanding, as of December 11, 2013. An additional 50.8 million shares have been reserved for issuance upon exercise of stock options, warrants or conversion of convertible debt as of December 12, 2013. If or when these securities are exercised into shares of our common stock, the number of our shares of common stock outstanding will increase. Increases in our outstanding shares, and any sales of shares, could have an adverse effect on the trading activity and market price of our common stock. Our Board of Directors has the authority, without action or vote of our shareholders, to issue a sizeable part of our authorized but unissued shares. Such stock issuances could be made at a price that reflects a discount or a premium from the then-current trading price of our common stock. In addition, in order to raise capital or acquire businesses in the future, we may need to issue additional securities or promissory notes that are convertible or exchangeable for shares of our common stock. These issuances would dilute shareholders’ percentage ownership interest, which would have the effect of reducing influence on matters on which our shareholders vote, and might dilute the book value of our common stock. Shareholders may incur additional dilution if holders of stock options, whether currently outstanding or subsequently granted, exercise those options, or if warrant holders exercise warrants purchasing shares of our common stock. If an insufficient amount of authorized, but unissued shares of common stock exists to issue in the future in connection with subsequent equity financing or acquisition transactions, we may be required to ask our shareholders to authorize additional shares before undertaking, or as a condition to completing, a financing or acquisition transaction. We cannot be assured that our shareholders would authorize an increase in the number of shares of our common stock.

As a “thinly-traded” stock, large sales can and have placed negative pressure on our common stock price.

Our common stock trades Over-The-Counter under the symbol EFOI. From time to time we experience periods when our common stock could be considered “thinly-traded.” Additionally, we have entered into in the past or may enter into in the future, financing or acquisition transactions resulting in a large number of newly issued shares that become immediately tradable or tradable simultaneously in the future. These factors coupled with a limited number of market makers impairs the liquidity of our stock, not only the number of shares that can be bought and sold, but also the through possible delays in the timing of transactions, and lower prices for our common stock than might otherwise prevail. This could make it difficult or impossible for an investor to sell shares of our common stock within a desired timeframe or to obtain a desired price.

In addition, from time to time, certain of our shareholders may be eligible to sell all, or a portion of, their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act, or under effective resale prospectuses. Any substantial sale of our common stock pursuant to Rule 144 or any resale prospectus may have an adverse effect on the market price of our securities.

We have never paid dividends on our common stock, and we do not anticipate paying any cash dividends in the foreseeable future.

We have never declared or paid dividends on our common stock, nor do we anticipate paying any cash dividends for the foreseeable future. We currently intend to retain future earnings, if any, to finance the operations and expansion of our business. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent upon the earnings, financial condition, operating results, capital requirements and other factors as deemed necessary by our Board of Directors.

A large number of shares may be sold in the market as part of or following this offering, which may depress the market price of our common stock.

A large number of shares may be sold in the market following this offering, which may depress the market price of our common stock. Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. If there are more shares of common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “feels,” “seeks,” “forecasts,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could” or “would” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus, any prospectus supplement and the documents incorporated by reference herein and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, capital expenditures and the industry in which we operate.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and industry developments may differ materially from statements made in or suggested by the forward-looking statements contained in this prospectus, any prospectus supplement and the documents incorporated by reference herein. In addition, even if our results of operations, financial condition and liquidity, and industry developments are consistent with the forward-looking statements contained in this prospectus, any prospectus supplement and the documents incorporated by reference herein, those results or developments may not be indicative of results or developments in subsequent periods. We believe that these risks and uncertainties include, but are not limited to, the risks outlined under “Risk Factors” and matters described in this prospectus, any prospectus supplement and the documents incorporated by reference herein generally. In light of these risks and uncertainties, we caution you not to place undue reliance on these forward-looking statements. Any forward-looking statement that we make in this prospectus, any prospectus supplement and the documents incorporated by reference herein speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statement or to publicly announce the results of any revision to any of those statements to reflect future events or developments. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should only be viewed as historical data.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the Selling Shareholders. We will receive no proceeds from the sale of shares of common stock in this offering. We will, however, receive proceeds if warrants to purchase common stock are exercised and those proceeds will be used for our general corporate purposes. We will recognize a reduction in debt if the subordinated convertible debt is converted to common stock; however, we will receive no proceeds from the sale of those shares.

MARKET FOR THE REGISTRANT'S COMMON EQUITY AND OTHER SHAREHOLDER MATTERS

Our common stock is traded on the Over-The-Counter Bulletin Board under the symbol EFOI. The following table sets forth the high and low market sales prices per share for our common stock as reported by OTC Markets:

	High	Low
2013:
First Quarter	$0.25	$0.16
Second Quarter	0.60	0.19
Third Quarter	0.48	0.28
Fourth Quarter (through December 20, 2013)	0.88	0.40

2012:
First Quarter	$0.72	$0.16
Second Quarter	0.44	0.23
Third Quarter	0.29	0.21
Fourth Quarter	0.27	0.16

2011:
First Quarter	$1.35	$0.91
Second Quarter	1.16	0.38
Third Quarter	0.69	0.35
Fourth Quarter	0.47	0.17

Market prices during the timeframe when our common stock traded on the Over-The-Counter Bulletin Board reflect inter-dealer prices, without retail markup, markdown or commission and may not necessarily represent actual transactions.

Shareholders

There were approximately 118 holders of record of our common stock as of December 11, 2013, however, a large number of our shareholders hold their stock in “street name” in brokerage accounts. Therefore, they do not appear on the shareholder list maintained by our transfer agent.

Dividends

We have not declared or paid any cash dividends, and do not anticipate paying cash dividends in the foreseeable future.

FINANCING TRANSACTIONS

The Selling Shareholders may offer and sell up to 62,004,187 shares of our common stock, consisting of:

●	18,490,055 shares of common stock held by certain of the Selling Shareholders,

●	6,521,739 shares of our common stock held by a Selling Shareholder as a result of the conversion of $1,500,000 of 5% convertible subordinated notes into common stock,

●	26,717,393 shares of our common stock that may be issued upon conversion of the 5% convertible subordinated notes held by certain of the Selling Shareholders, and

●	10,275,000 shares of common stock that may be issued upon exercise of warrants to purchase common stock held by certain of the Selling Shareholders.

The notes, shares of common stock and warrants were issued by us in private placement transactions from 2010 to 2013. Information regarding these offerings is set forth below. The offerings were not registered under the Securities Act and were conducted in reliance upon the exemptions from the registration requirements of the Securities Act in Section 4(2) of the Securities Act and Rule 506 of Regulation D.

LOC Transaction

On August 11, 2011, we entered into a Letter of Credit Agreement (“LOC”) with Mark Plush, the Company’s former Chief Financial Officer, for $250,000. The LOC had a term of 24 months and interest rate of 12.5% on the face amount. The LOC was collateralized by an assignment of proceeds of the cash collateral on deposit with the surety related to our bonding program. The LOC was subordinated to our senior indebtedness. On July 3, 2013, the LOC was paid in full. As an incentive to enter into the LOC, we issued to Mr. Plush a five-year detached warrant to purchase 125,000 shares of common stock at an exercise price of $0.01 per share.

2010 Warrants

On March 17, 2010, we entered into a Purchase Agreement and a registration rights agreement with Lincoln Park Capital Fund, LLC (“LPC”), pursuant to which LPC agreed to purchase 350,000 shares of our common stock, together with warrants to purchase 350,000 shares at an exercise price of $1.20 per share, for total consideration of $375,000. The warrants have a term of five years and were not exercisable until six months after they were issued.

2012 Private Placement of Stock and Warrants

Between February 29, 2012 and March 2, 2012, we raised $4.9 million in a private placement by selling 19.6 million units to ten investors, with each unit consisting of one share of common stock and one-half warrant to purchase one share of common stock, pursuant to a Securities Purchase Agreement with each investor. The purchase price of each unit was $0.25. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $0.54. Each warrant was immediately exercisable and expires three years from the date of issuance.

2012 and 2013 Private Placements of Notes

On December 13, 2012, we sold $1.5 million in principal amount of 5% subordinated convertible notes pursuant to a Note Purchase Agreement with one investor. The notes mature on December 31, 2015, have a five percent annual interest rate, and are convertible into our common stock at the rate of $0.23 per share.

Between January 31, 2013 and October 10, 2013, we sold an additional $6.145 million in aggregate principal amount of 5% subordinated convertible notes to 10 investors, including two who also purchased notes in December 2012, pursuant to a Note Purchase Agreement with each investor. Like the December 2012 notes, the notes have a five percent annual interest rate and are convertible into our common stock at the rate of $0.23 per share; however, the 2013 notes mature on December 31, 2016. During the second and fourth quarters of 2013, one investor converted $1,500,000 in aggregate principal amount of notes into 6,521,739 shares of common stock.

The conversion dates and maturity dates for the notes outstanding as of December 11, 2013 are shown below:

Amount in $000’s	Date First Convertible	Maturity Date
$500	April 30, 2013	December 31, 2015
1,750	July 31, 2013	December 31, 2016
1,850	September 30, 2013	December 31, 2016
700	October 31, 2013	December 31, 2016
150	December 31, 2013	December 31, 2016
295	January 31, 2014	December 31, 2016
900	February 28, 2014	December 31, 2016
$6,145

Registration and Indemnification Rights

Under the terms of the Securities Purchase Agreements and the Note Purchase Agreements, we agreed to promptly file a registration statement with the SEC to register for resale the shares of our common stock that may be sold in the offering (the “Registrable Securities”). Under the Securities Purchase Agreements, the initial registration statement was declared effective by the SEC on August 13, 2012. We agreed under the Securities Purchase Agreements and the Note Purchase Agreements to use our best efforts to keep the registration statement continuously effective under the Securities Act until the earlier of (1) the fifth anniversary of the effective date of the registration statement, (2) the date when all Registrable Securities covered by such registration statement have been sold publicly, or (3) the date on which the Registrable Securities are eligible for sale without volume limitation within a three-month period pursuant to Rule 144 or any successor thereto.

We also agreed to pay all costs associated with the preparation and filing of the registration statement. The registration rights provisions contain customary indemnification provisions for all parties.

SELLING SHAREHOLDERS

The shares of common stock covered by this prospectus may be offered from time to time by the Selling Shareholders. They may sell some, all, or none of their shares. We do not know how long the Selling Shareholders will hold the shares before selling them. We currently have no agreements, arrangements, or understandings with the Selling Shareholders regarding the sale of any of the shares.

The following table sets forth the names and address of the Selling Shareholders, the number and percentage of our common stock owned by them before this offering, the number of shares that may be offered under this prospectus, and the number of and percentage of our common stock owned by the Selling Shareholders after this offering is completed. The information included below is based on information that has been provided to us by or on behalf of the Selling Shareholders. The information is presented as follows:

●	the number of shares in the column “Number of Shares Being Offered” represents all of the shares that the Selling Shareholders may offer under this prospectus;

●	the number of shares in the column “Shares Owned after the Offering” assumes the sale of all of the shares offered by the Selling Shareholder under this prospectus;

●

the percentages of shares owned before the offering are based on 51,352,799 shares of our common stock outstanding as of December 11, 2013, and assumes the conversion of notes or exercise of warrants currently held by each Selling Shareholder, as more particularly described in the footnotes to the table;

●

the percentages of shares owned after the offering are based on 88,345,192 shares of our common stock, which assumes all 26,717,393 shares of common stock that may be issued upon conversion of the notes and all 10,275,000 shares of common stock that may be issued upon exercise of the warrants are then outstanding.

	Shares Owned Before Offering			Shares Owned after Offering
Name and Address	Number	Percent	Number of Shares Offered	Number	Percent

Alessandro Family Trust (1) Michael Alessandro Trustee P.O. Box 2040 Wilson, WY 83014	245,600	*	217,391	245,600	*

Bright Horizon Partners Inc. (2) 1330 Avenue of the Americas #36C New York, NY 10019	11,304,347	18.0%	11,304,347	0	0.0%

Brilliant Start Enterprise, Inc. 12F-13 No. 383 Sec 4, Ren-Ai Road Da-an District, Taipei City 106 Taiwan	6,521,739	12.7%	6,521,739	0	0.0%

Bi Cheng (3) No. 26 Yuantong Street Kunming, Yunnan, China	6,000,000	11.2%	6,000,000	0	0.0%

William Cohen (4) 53 East 34th Street Paterson, NJ 07514	7,086,957	13.5%	7,086,957	0	0.0%

Costar Partners II, LLC (5) 53 East 34th Street Paterson, NJ 07514	6,000,000	11.2%	6,000,000	0	0.0%

Mario Cytrynbaum (6) 12000 Biscayne Blvd. Miami, FL 33181	217,391	*	217,391	0	0.0%

Scott DeSano (7) 222 Seaspray Avenue Palm Beach, FL 33480	5,008,696	9.3%	2,608,696	2,400,000	2.7%

Eastern Overseas, Inc. (8) Charles H.C. Sung 244 Fitzgerald Lane Davenport, FL 33837	1,186,957	2.3%	1,086,957	100,000	*

5 Elements Energy Efficiencies (BVI) Ltd. (9) 17F No. 87, Sung Chiang Road Taipei F5 104 Taiwan	5,700,000	10.7%	5,700,000	0	0.0%

5 Elements Global Fund L.P. (10) 114 W. 47th Street #1725 New York, NY 10036	2,700,000	5.2%	2,700,000	0	0.0%

Evergreen Materials LLC (11) 208 Blue Heron Drive Secaucus, NJ 07094	434,783	*	434,783	0	0.0%

Julianna Shao Hung (12) 1415 S. Marengo Avenue Pasadena, CA 91106	180,000	*	180,000	0	0.0%

	Shares Owned Before Offering			Shares Owned after Offering
Name and Address	Number	Percent	Number of Shares Offered	Number	Percent

Karen S. Hung (13) 1415 S. Marengo Avenue Pasadena, CA 91106	180,000	*	180,000	0	0.0%

Kenneth Shao Hung (14) 1415 S. Marengo Avenue Pasadena, CA 91106	240,000	*	240,000	0	0.0%

Jag International Ltd. (15) 12F No. 383 Section 4, Ren-Ai Road Da-an District, Taipei City 106 Taiwan	6,000,000	11.2%	6,000,000	0	0.0%

Lincoln Park Capital, LLC (16) 440 N. Wells Street, Suite 410 Chicago, IL 60654	1,040,055	2.0%	1,040,055	0	0.0%

Mark J. Plush (17) 32000 Aurora Road Solon, OH 44139	151,395	*	125,000	26,395	*

Prime Science & Technology, Inc. (18) 18 Michelle Way Pine Brook, NJ 07058	9,108,697	15.1%	9,108,697	0	0.0%

Chien Fong Tu (19) 3F No. 18 Alley 342, Lane 150 Section 5, Xinyi Road Taipei City, Taiwan 110	600,000	1.2%	600,000	0	0.0%

Vittorio Viarengo (20) 3249 Charmat Court San Jose, CA 95135	701,689	1.4%	217,391	484,298	*

Hongwu Zhang (21) 4967 Workingham Drive Dublin, OH 43017	434,783	*	434,783	0	0.0%

Selling Shareholders Total	65,014,880	73.6%	62,004,187	3,010,693	3.4%

* Represents less than 1.0%

(1)	Includes 217,391 shares of common stock issuable upon conversion of outstanding notes.
(2)	Includes 11,304,347 shares of common stock issuable upon conversion of outstanding notes.
(3)	Includes 2,000,000 shares of common stock issuable upon the exercise of outstanding warrants.
(4)

Includes 1,086,957 shares of common stock issuable upon conversion of outstanding notes. Also includes the following held by Costar Partners II, LLC: (i) 4,000,000 shares of common stock and (ii) 2,000,000 shares of common stock issuable upon the exercise of outstanding warrants. William Cohen controls Costar Partners II, LLC.

(5)	Includes 2,000,000 shares of common stock issuable upon the exercise of outstanding warrants.
(6)	Includes 217,391 shares of common stock issuable upon conversion of outstanding notes.
(7)	Includes 2,608,696 shares of common stock issuable upon conversion of outstanding notes.
(8)	Includes 1,086,957 shares of common stock issuable upon conversion of outstanding notes.

(9)	Includes 1,900,000 shares of common stock issuable upon the exercise of outstanding warrants.
(10)	Includes 900,000 shares of common stock issuable upon the exercise of outstanding warrants.
(11)	Includes 434,783 shares of common stock issuable upon conversion of outstanding notes.
(12)	Includes 60,000 shares of common stock issuable upon the exercise of outstanding warrants.
(13)	Includes 60,000 shares of common stock issuable upon the exercise of outstanding warrants.
(14)	Includes 80,000 shares of common stock issuable upon the exercise of outstanding warrants.
(15)	Includes 2,000,000 shares of common stock issuable upon the exercise of outstanding warrants.
(16)	Includes 950,000 shares of common stock issuable upon the exercise of outstanding warrants.
(17)	Includes 125,000 shares of common stock issuable upon the exercise of outstanding warrants.
(18)	Includes 9,108,697 shares of common stock issuable upon conversion of outstanding notes.
(19)	Includes 200,000 shares of common stock issuable upon the exercise of outstanding warrants.
(20)	Includes 217,391 shares of common stock issuable upon conversion of outstanding notes.
(21)	Includes 434,783 shares of common stock issuable upon conversion of outstanding notes.

Based upon information in our records and that the Selling Shareholders have provided, certain Selling Shareholders have the following positions or relationships with us:

●	Jiangang Luo, a member of our Board of Directors, controls Prime Science & Technology, Inc.

●

James Tu, our Executive Chairman and Chief Executive Officer controls 5 Elements Global Fund L.P. Mr. Tu is also the co-founder and Partner-in-Charge of Communal International Ltd which owns 50% of 5 Elements Energy Efficiencies (BVI) Ltd. On March 8, 2012, we entered into a five-year cooperation agreement with Communal International Ltd to develop the Asian market as well as a high quality, low cost component supply chain for our products.

●	Yeh Mei-Hui Cheng controls 5 Elements Energy Efficiencies (BVI) Ltd. and owns 50% of such entity and is the co-founder with Mr. James Tu of Communal International Ltd, which owns the other 50%. Ms. Cheng is the mother of Simon Cheng and Jennifer Cheng who are members of our Board of Directors.

●	Chien Fung Tu is the brother of James Tu, our Executive Chairman and Chief Executive Officer.

●	Mark J. Plush is our former Chief Financial Officer.

Based upon information in our records and that the Selling Shareholders have provided, certain Selling Shareholders have the following relationships among each other:

●	William Cohen controls Costar Partners II, LLC.

●	Brilliant Start Enterprises, Inc. and Jag International Ltd. are both controlled by the same individual.

●	Hongwu Zhang is the brother of Hongfei Zhang, who controls Bright Horizon Partners Inc.

The Selling Shareholders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their shares since the date on which the information in the table is presented. Information about the Selling Shareholders may change over time.

PLAN OF DISTRIBUTION

The Selling Shareholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Shareholders may use any one or more of the following methods when disposing of shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share; and

●	a combination of any such methods of sale.

The Selling Shareholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Shareholders to include the pledgee, transferee or other successors-in-interest as Selling Shareholders under this prospectus. The Selling Shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Shareholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the Selling Shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The Selling Shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that Rule.

The Selling Shareholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling Shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the Selling Shareholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, or any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

The Selling Shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Securities Exchange Act of 1934, which may limit the timing of purchases and sales of any of the shares of common stock by the selling security holders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus. The Selling Shareholders may agree to indemnify any agent, dealer, or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person by the Securities Act.

We will bear all expenses of the registration of the shares of common stock covered by this prospectus.

Once sold under the shelf registration statement of which this prospectus is a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SECURITIES

The following summary of certain provisions of our securities does not purport to be complete. You should refer to our certificate of incorporation and our bylaws, both of which are filed or incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. The summary below is also qualified by provisions of applicable law.

General. The Company is authorized to issue 150,000,000 shares of common stock, par value $0.0001 per share, and 2,000,000 shares of preferred stock, par value $0.0001 per share. As of December 11, 2013, there were 51,352,799 shares of common stock outstanding held by 118 shareholders of record, and no shares of preferred stock outstanding. All shares of common stock outstanding are fully paid and nonassessable. As of December 11, 2013, approximately 10.4 million authorized shares of common stock issuable under our incentive stock plans and stock purchase plan, including options to purchase 2,851,226 shares of our common stock, of which options to purchase 1,922,780 shares were exercisable. In addition, 26,717,393 shares may be issued upon conversion of convertible subordinated notes and 11,050,000 shares may be issued upon exercise of warrants, in each case as of December 11, 2013.

Voting. Holders of common stock are entitled to one vote per share on all matters to be voted upon by shareholders. In accordance with Delaware law, the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present shall be the act of the shareholders. The shares of common stock have no pre-emptive rights, no redemption or sinking fund provisions, and are not liable for further call or assessment.

Dividends. The holders of common stock are entitled to receive dividends when and as declared by our Board of Directors out of funds legally available for dividends. We have not declared or paid any cash dividends and we do not anticipate paying cash dividends in the foreseeable future.

Liquidation. Upon a liquidation of the Company, our creditors and holders of our preferred stock with preferential liquidation rights will be paid before any distribution to holders of our common stock. The holders of common stock would be entitled to receive a pro rata distribution per share of any excess amount.

Preferred Stock. Our certificate of incorporation empowers our Board of Directors to issue up to 2,000,000 shares of preferred stock from time to time in one or more series. Our Board of Directors may fix the designation, privileges, preferences and rights and the qualifications, limitations and restrictions of those shares, including dividend rights, conversion rights, voting rights, redemption rights, terms of sinking funds, liquidation preferences and the number of shares constituting any additional series or the designation of the series. Terms selected could decrease the amount of earnings and assets available for distribution to holders of our common stock or adversely affect the rights and power, including voting rights, of the holders of our common stock without any further vote or action by the shareholders. The rights of holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued by us in the future. The issuance of preferred stock could have the effect of delaying or preventing a change in control of us or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock, and may adversely affect the voting and other rights of the holders of common stock. Our Board of Directors has designated 100,000 shares of our preferred stock as Series A Participating Preferred Stock.

Antitakeover Effects of Our Certificate of Incorporation and Bylaws. Our certificate of incorporation and bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company unless that takeover or change in control is approved by our Board of Directors.

These provisions include:

Action by Written Consent. Our bylaws provide that shareholder action can be taken only at an annual or special meeting of shareholders and cannot be taken by written consent in lieu of a meeting.

Advance Notice Procedures. Our bylaws establish an advance notice procedure for shareholder proposals to be brought before an annual meeting of our shareholders, including proposed nominations of persons for election to the Board of Directors. Shareholders at an annual meeting are only able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors or by a shareholder who was a shareholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in accordance with our bylaws, of the shareholder’s intention to bring that business before the meeting. Although the bylaws do not give the Board of Directors the power to approve or disapprove shareholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

Authorized but Unissued Shares. Our authorized but unissued shares of common stock and preferred stock are available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

Limitations on Liability and Indemnification of Officers and Directors. Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by the Delaware General Corporation Law, and our bylaws provide that we will indemnify them to the fullest extent permitted by such law. In addition, we have entered into indemnification agreements with certain of our officers, directors and key employees.

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, P.O. Box 1342, Brentwood, NY 11717.

LEGAL MATTERS

The validity of the common stock offered in this prospectus has been passed upon for us by Baker & Hostetler LLP, Cleveland, Ohio.

EXPERTS

The financial statements, as of and for the year ended December 31, 2012 incorporated by reference in this prospectus and Registration Statement have been audited by Plante & Moran, PLLC, an independent registered public accounting firm, as stated in their report incorporated herein by reference, and are incorporated in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. This prospectus does not contain all of the information included in the registration statement. For further information about us and our securities, you should refer to the registration statement and the exhibits filed with the registration statement.

We are subject to the information requirements of the Securities Exchange Act of 1934 and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov or through our website at www.efoi.com. Information contained on our website is not considered to be a part of, nor incorporated by reference in, this prospectus. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, NE, Washington, D.C. 20549.

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be an important part of this prospectus. We incorporate by reference the documents listed below that we have filed with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Security Exchange Act of 1934 (other than information “furnished” rather than “filed”):

(a)

Our annual report on Form 10-K for our fiscal year ended December 31, 2012, filed with the SEC on March 27, 2013, and Amendment No. 1 to that annual report on Form 10-K/A, filed with the SEC on April 24, 2013 (SEC File No. 000-24230).

(b)

Our quarterly reports on Form 10-Q for our fiscal quarters ended March 31, 2013, June 30, 2013, and September 30, 2013 filed with the SEC on May 15, 2013, August 13, 2013 and November 13, 2013, respectively (SEC File No. 000-24230).

(c)

Our current reports on Form 8-K, filed with the SEC on March 12, 2013, May 3, 2013, May 23, 2013, June 10, 2013, June 21, 2013, July 3, 2013, July 12, 2013, October 1, 2013, November 26, 2013 and November 27, 2013 (SEC File No. 000-24230).

(d)	Our definitive proxy statement on Schedule 14A for our annual meeting of shareholders, filed with the SEC on August 16, 2013 (SEC File No. 000-24230).

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Energy Focus, Inc., 32000 Aurora Road, Solon, Ohio 44139; telephone number 440.715.1300.

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We will not make offers to sell these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other that the date on the front of those documents.

ENERGY FOCUS, INC.

62,004,187 Shares of Common Stock

PROSPECTUS

_______, 2013

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by us in connection with the preparation and filing of this registration statement. All amounts are estimates subject to future contingencies except the SEC registration statement filing fee.

SEC Filing Fee	$3,994
Accounting Fees and Expenses	$8,000
Legal Fees and Expenses	$25,000
Miscellaneous	$5,000
Total Expenses	$41,994

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

General Corporation Law

We are incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “General Corporation Law”), among other things, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person was a director, officer, employee or agent of such corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without approval of the Court of Chancery or the court in which such suit is brought if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Section 102 of the General Corporation Law permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Certificate of Incorporation and Bylaws

Article XI and Article XII of our certificate of incorporation (the “Certificate”) provides that the liability of our officers and directors shall be eliminated or limited to the fullest extent authorized or permitted by the General Corporation Law. Under the General Corporation Law, the directors have a fiduciary duty to us which is not eliminated by these provisions of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available to us. These provisions also do not affect the directors’ responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

Article VI of our bylaws provides that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative (other than an action by us or in our right), by reason of the fact that such person is or was a director or officer of us, or is or was a director or officer of us serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonable incurred by such person in connection with such action, suit or proceeding.

Article VI of our bylaws further provides that in the event a director or officer has to bring suit against us for indemnification and is successful, we will pay such director’s or officer’s expenses of prosecuting such claim; that indemnification provided for by the bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that we may purchase and maintain insurance on behalf of a director or officer against any liability asserted such officer or director and incurred by such officer or director in such capacity, whether or not we would have the power to indemnify such director or office against such expense or liability under the General Corporation Law.

Liability Insurance and Indemnification Agreements

Our directors and officers are covered under directors’ and officers’ liability insurance policies maintained by us, insuring such persons against various liabilities. In addition, we have entered into indemnification agreements with certain of our officers, directors and key employees.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

LOC Transaction

On August 11, 2011, the Company entered into a Letter of Credit Agreement (“LOC”) with Mark Plush, the Company’s former Chief Financial Officer, for $250,000. The LOC had a term of 24 months and interest rate of 12.5% on the face amount. The LOC was collateralized by an assignment of proceeds of the cash collateral on deposit with the surety related to the Company’s bonding program. The LOC was subordinated to the senior indebtedness of the Company. On July 3, 2013, the LOC was paid in full. As an incentive to enter into the LOC, the Company issued to Mr. Plush a five-year detached warrant to purchase 125,000 shares of common stock at an exercise price of $0.01 per share. The LOC was paid in full on July 3, 2013.

The Company did not register the offering and issuance of the warrant, or of the underlying shares of common stock, under the Securities Act in reliance upon the exemption from registration under the Act in Section 4(2) of the Act. The purchaser of the warrants was an accredited investor under Regulation D. He consented to the placement of a restriction on transfer of his warrant. The Company registered the resale of the shares covered by Mr. Plush’s warrant under the Company’s Registration Statement on Form S-1, File No. 333-183058, which was first filed on August 3, 2012, as amended, and is updated by the prospectus contained in this registration statement.

2012 Private Placement

Between February 29, 2012 and March 2, 2012, the Company raised $4.9 million in a private placement by selling 19.6 million units to ten investors, which each unit consisting of one share of common stock and one-half warrant to purchase one share of common stock. The purchase price of each unit was $0.25. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $0.54. Each warrant immediately separated from the unit and immediately was exercisable, and expires three years from the date of issuance.

The offering and issuance of the common shares and warrants was not registered under the Securities Act and were conducted in reliance upon the exemptions from the registration requirements of the Act in Section 4(2) of the Act and Rule 506 of Regulation D. To make the exemptions available, the Company relied upon the fact that its offer was made without any form of general solicitation and upon the representations of each investor that the investor was an accredited investor, that the investor had full access to information about the Company, and that the investor was acquiring the securities as principal for the investor’s own account and not with a view to or for distributing or re-selling the securities. In addition, the Company relied upon the consent of each investor to the placement of a restriction on transfer on the investor’s shares and warrants. The Company registered the resale of the shares sold and of the shares covered by the warrants in 2012 under the Company’s Registration Statement on Form S-1, File No. 333-183058, which was first filed on August 3, 2012, as amended, and is updated by the prospectus contained in this registration statement.

2012 Note Issuance and 2013 Private Placement

On December 13, 2012, the Company raised $1.5 million in a private placement by selling this aggregate principal amount of 5% subordinated convertible notes. The notes mature on December 31, 2015, have a five percent annual interest rate, and are convertible into common stock of the Company at the rate of $0.23 per share.

Between January 31, 2013 and October 10, 2013, the Company sold an additional $6.145 million in aggregate principal amount of 5% subordinated convertible notes to 10 investors, including two who also purchased notes in December 2012, pursuant to a Note Purchase Agreement with each investor. Like the December 2012 notes, the notes have a five percent annual interest rate and are convertible into common stock of the Company at the rate of $0.23 per share; however, the 2013 notes mature on December 31, 2016. During the second and fourth quarters of 2013, one investor converted $1,500,000 in aggregate principal amount of notes into 6,521,739 shares of common stock.

The offering and issuance of the notes were not registered under the Securities Act and occurred in reliance upon the exemptions from the registration requirements of the Act in Section 4(2) of the Act and Rule 506 of Regulation D. To make the exemptions available, the Company relied upon the fact that its offer was made without any form of general solicitation and upon the representations of each investor that the investor was an accredited investor, that the investor had full access to information about the Company, and that the investor was acquiring the securities as principal for the investor’s own account and not with a view to or for distributing or re-selling the securities. In addition, the Company relied upon the consent of each investor to the placement of a restriction on transfer on the investor’s notes and the shares of common stock issuable upon the conversion of the notes. The Company is registering the resale of the shares issuable upon conversion of the notes under this registration statement.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

Exhibit No.	Description	Where Located

2.1	Asset Purchase Agreement, dated November 25, 2013, by and between Energy Focus, Inc. and S.R. Smith, LLC.	Incorporated by reference to Exhibit 2.01 to the Registrant’s Current Report on Form 8-K filed on November 26, 2013.

3.1	Certificate of Incorporation of the Registrant	Incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed on November 13, 2013.

3.2	Certificate of Designation of Series A Participating Preferred Stock of the Registrant	Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on November 27, 2006.

3.3	Bylaws of the Registrant	Incorporated by reference to Appendix C to the Registrant’s Current Report on Form 8-K filed on November 27, 2006.

3.4	Certificate of Ownership and Merger, Merging Energy Focus, Inc., a Delaware corporation, into Fiberstars, Inc., a Delaware Corporation	Incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed on May 10, 2007.

4.1	Form of Common Stock Certificate	Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on November 27, 2006.

4.2	Agreement and Plan of Merger between Fiberstars, Inc., a California corporation, and Fiberstars, Inc., a Delaware corporation	Incorporated by reference to Appendix C to the Registrant’s Definitive Proxy Statement filed on May 1, 2006.

4.3	Form of Common Stock Purchase Warrant for the purchase of shares of common stock	Incorporated by reference to Exhibit 4.9 to the Registrant’s Annual Report on Form 10-K filed on March 31, 2010.

4.4	Form of Common Stock Purchase Warrant for the purchase of shares of common stock dated as of February 27, 2012	Incorporated by reference to Exhibit 4.11 to the Registrant’s Annual Report on Form 10-K filed on March 30, 2012.

5.1	Opinion of Baker & Hostetler LLP	Filed herewith.

10.1*	1994 Employee Stock Purchase Plan, amended as of May 8, 2012	Incorporated by reference to Appendix A to the Registrant’s Preliminary Proxy Statement on Form PRER14A filed on June 8, 2012.

10.2	Form of Agreement between the Registrant and independent sales representatives	Incorporated by reference to Exhibit 10.20 to the Registrant’s Registration Statement on Form SB-2 (Commission File No. 33-79116-LA).

10.3*	Form of Indemnification Agreement for officers of the Registrant	Incorporated by reference to Exhibit 10.42 to the Registrant’s Annual Report on Form 10-K filed on March 30, 2004.

10.4*	Form of Indemnification Agreement for directors of the Registrant	Incorporated by reference to Exhibit 10.43 to the Registrant’s Annual Report on Form 10-K filed on March 30, 2004.

10.5	Production Share Agreement dated October 9, 2003 among the Registrant, North American Production Sharing, Inc. and Industrias Unidas de B.C., S.A. de C.V.	Incorporated by reference to Exhibit 10.44 to the Registrant’s Annual Report on Form 10-K filed on March 30, 2004.

10.6	First Amendment to Production Share Agreement, effective as of August 17, 2005, among the Registrant, North American Production Sharing, Inc., and Industrias Unidas de B.C., S.A. de C.V.	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 10-K filed on October 25, 2005.

10.7	Modification to Sublease between the Registrant and Keystone Ruby, LLC.	Incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q filed on August 11, 2006.

10.8*	Form of Indemnification Agreement for directors and officers of the Registrant	Incorporated by reference to Exhibit 10.31 of the Registrant’s Annual Report on Form 10-K filed on March 16, 2007.

10.9	Form of Securities Purchase Agreement dated as of March 14, 2008	Incorporated by reference to Exhibit 1.1 to the Registrant’s Current Report on Form 8-K filed on March 19, 2008.

10.10*	1994 Stock Option Plan, amended as of May 24, 2000	Incorporated by reference to Exhibit 99.1 to the Registrant’s Registration Statement on Form S-8 (Commission File No. 333-52042) filed on December 18, 2000.

10.11*	2004 Stock Incentive Plan	Incorporated by reference to Exhibit 99.1 to the Registrant’s Registration Statement on Form S-8 (Commission File No. 333-122-686) filed on February 10, 2005.

10.12	Member Interest Purchase Agreement among the Registrant and TLC Investments, LLC, Jamie Hall, and Robert E. Wilson dated December 31, 2009	Incorporated by reference to Exhibit 10.40 to Registrant’s Annual Report on Form 10-K filed on March 31, 2010.

10.13	Convertible Promissory Note from the Registrant to TLC Investments, LLC, Jamie Hall, and Robert E. Wilson dated December 31, 2009	Incorporated by reference to Exhibit 10.41 to Registrant’s Annual Report on Form 10-K filed on March 31, 2010.

10.14	Warrant Acquisition Agreement between Registrant and Woodstone Energy, LLC dated December 31, 2009	Incorporated by reference to Exhibit 10.42 to Registrant’s Annual Report on Form 10-K filed on March 31, 2010.

10.15	Form of Bonding Support Agreement dated as of December 29, 2009	Incorporated by reference to Exhibit 10.43 to Registrant’s Annual Report on Form 10-K filed on March 31, 2010.

10.16	Form of Warrant Acquisition for bonding support dated as of December 29, 2009	Incorporated by reference to Exhibit 10.44 to Registrant’s Annual Report on Form 10-K filed on March 31, 2010.

10.17*	Form of Agreement of Confidentiality and Non-Competition for employees including officers	Incorporated by reference to Exhibit 10.45 to Registrant’s Annual Report on Form 10-K filed on March 31, 2010.

10.18	Purchase Agreement between Registrant and Lincoln Park Capital Fund, LLC dated March 17, 2010	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on March 19, 2010.

10.19	Registration Rights Amendment between Registrant and Lincoln Park Capital Fund, LLC dated March 17, 2010	Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on March 19, 2010

10.20	Note Purchase Agreement between Registrant and EF Energy Partners LLC dated March 30, 2010	Incorporated by reference to Exhibit 10.48 to the Registrant’s Annual Report on Form 8-K filed on March 31, 2010.

10.21	Secured Subordinated Promissory Note from the Registrant to EF Energy Partners LLC dated March 30, 2010	Incorporated by reference to Exhibit 10.49 to the Registrant’s Annual Report on Form 8-K filed on March 31, 2010.

10.22	Warrant Acquisition Agreement among the Registrant and the investors named therein dated March 30, 2010	Incorporated by reference to Exhibit 10.50 to the Registrant’s Annual Report on Form 8-K filed on March 31, 2010.

10.23*	Form of Management Continuity Agreement for Executive Officers	Incorporated by reference to Exhibit 10 to the Registrant’s Quarterly on Form 10-Q filed on May 13, 2010.

10.24*	2008 Incentive Stock Plan (as amended November 19, 2008, February 25, 2010, and May 6, 2012)	Incorporated by reference to Appendix B to the Registrant’s Preliminary Proxy Statement on Form PRER14A filed on June 8, 2012.

10.25	Form of Notice of Stock Option Grant for 2008 Incentive Stock Plan	Incorporated by reference to Exhibit 99.2 to the Registrant’s Registration Statement on Form S-8 filed on September 8, 2010.

10.26	Modification to Sublease between Registrant and Keystone Ruby, LLC and Cognovit Promissory Note as of September 1, 2010	Incorporated by reference to Exhibit 10.29 to the Registrant’s Annual Report on Form 10-K filed on March 30, 2012.

10.27	Financing Agreement between the Registrant and Rosenthal & Rosenthal, Inc. dated December 22, 2011	Incorporated by reference to Exhibit 10.30 to the Registrant’s Annual Report on Form 10-K filed on March 30, 2012.

10.28	Form of Securities Purchase Agreement between the Registrant and investors dated as of February 27, 2012	Incorporated by reference to Exhibit 10.31 to the Registrant’s Annual Report on Form 10-K filed on March 30, 2012.

10.29	Collaboration Agreement between the Registrant and Communal International Ltd. Dated as of February 27, 2012	Incorporated by reference to Exhibit 10.32 to the Registrant’s Annual Report on Form 10-K filed on March 30, 2012.

10.30	First Amendment to Collaboration Agreement between the Registrant and Communal International Ltd., dated as of January 1, 2013	Filed as Exhibit 10.26 on Form 10-K filed on March 27, 2013.

10.31	Continuity Agreement dated December 30, 2009 between the Registrant and Joseph G. Kaveski	Filed as Exhibit 99.1 to the Registrant's Current Report on Form 8-K filed on December 13, 2012.

10.32	First Amendment dated December 7, 2012 to the Continuity Agreement between the Company and Joseph G. Kaveski	Incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed on December 13, 2012.

10.33	Form of Convertible Subordinated Note	Incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed on December 18, 2012.

10.34	Form of Note Purchase Agreement	Incorporated by reference to Exhibit 99.3 to the Registrant’s Current Report on Form 8-K filed on December 18, 2012.

10.35	Form of Convertible Subordinated Note	Incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on March 12, 2013.

10.36	Form of Note Purchase Agreement	Incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed on March 12, 2013.

10.37	Settlement Agreement between the Registrant, Stones River Companies, LLC, TLC Investments, LLC, Jami Hall, and Robert E. Wilson dated June 28, 2013	Incorporated by reference to Exhibit 99.5 to the Registrant’s Current Report on Form 8-K filed on July 3, 2013.

10.38	Energy Focus, Inc. 2013 Employee Stock Purchase Plan	Incorporated by reference from Appendix A to the Registrant’s Definitive Proxy Statement on Form DEF14A filed on August 6, 2013

10.39	Amended Form of Notice of Stock Option Grant for 2008 Stock Incentive Plan	Incorporated by reference to Exhibit 10.2 to the Registrant’s Quarter Report on Form 10-K filed on November 13, 2013.

21.1	Subsidiaries of the Registrant	Incorporated by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K filed on March 30, 2012.

23.1	Consent of Plante & Moran, PLLC, Independent Registered Public Accounting Firm	Filed herewith.

23.2	Consent of Baker & Hostetler LLP (to be contained in Exhibit 5.1)	Filed herewith.

24.1	Power of Attorney (included in the Signature Pages to this Registration Statement	Previously filed.

*Management contract or compensatory plan or arrangement.

ITEM 17. UNDERTAKINGS

a.            The undersigned registrant hereby undertakes:

1.      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.      If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

b.            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Solon, State of Ohio, on the 23rd day of December, 2013.

ENERGY FOCUS, INC.

By:	/s/ James Tu
James Tu
Executive Chairman of the Board and Chief
Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities indicated on December 23, 2013.

Signature	Title

/s/James Tu	Executive Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
James Tu

*	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)
Frank Lamanna

*	Director
Jennifer Cheng

*	Director
Simon Cheng

*	Director
John M. Davenport

*	Director
J. James Finnerty

*	Director
Jiangang Luo

*	Director
Michael R. Ramelot

*By:	/s/ James Tu
James Tu, Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description	Where Located

2.1	Asset Purchase Agreement, dated November 25, 2013, by and between Energy Focus, Inc. and S.R. Smith, LLC.	Incorporated by reference to Exhibit 2.01 to the Registrant’s Current Report on Form 8-K filed on November 26, 2013.

3.1	Certificate of Incorporation of the Registrant	Incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed on November 13, 2013.

3.2	Certificate of Designation of Series A Participating Preferred Stock of the Registrant	Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on November 27, 2006.

3.3	Bylaws of the Registrant	Incorporated by reference to Appendix C to the Registrant’s Current Report on Form 8-K filed on November 27, 2006.

3.4	Certificate of Ownership and Merger, Merging Energy Focus, Inc., a Delaware corporation, into Fiberstars, Inc., a Delaware Corporation	Incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed on May 10, 2007.

4.1	Form of Common Stock Certificate	Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on November 27, 2006.

4.2	Agreement and Plan of Merger between Fiberstars, Inc., a California corporation, and Fiberstars, Inc., a Delaware corporation	Incorporated by reference to Appendix C to the Registrant’s Definitive Proxy Statement filed on May 1, 2006.

4.3	Form of Common Stock Purchase Warrant for the purchase of shares of common stock	Incorporated by reference to Exhibit 4.9 to the Registrant’s Annual Report on Form 10-K filed on March 31, 2010.

4.4	Form of Common Stock Purchase Warrant for the purchase of shares of common stock dated as of February 27, 2012	Incorporated by reference to Exhibit 4.11 to the Registrant’s Annual Report on Form 10-K filed on March 30, 2012.

5.1	Opinion of Baker & Hostetler LLP	Filed herewith.

10.1*	1994 Employee Stock Purchase Plan, amended as of May 8, 2012	Incorporated by reference to Appendix A to the Registrant’s Preliminary Proxy Statement on Form PRER14A filed on June 8, 2012.

10.2	Form of Agreement between the Registrant and independent sales representatives	Incorporated by reference to Exhibit 10.20 to the Registrant’s Registration Statement on Form SB-2 (Commission File No. 33-79116-LA).

10.3*	Form of Indemnification Agreement for officers of the Registrant	Incorporated by reference to Exhibit 10.42 to the Registrant’s Annual Report on Form 10-K filed on March 30, 2004.

10.4*	Form of Indemnification Agreement for directors of the Registrant	Incorporated by reference to Exhibit 10.43 to the Registrant’s Annual Report on Form 10-K filed on March 30, 2004.

10.5	Production Share Agreement dated October 9, 2003 among the Registrant, North American Production Sharing, Inc. and Industrias Unidas de B.C., S.A. de C.V.	Incorporated by reference to Exhibit 10.44 to the Registrant’s Annual Report on Form 10-K filed on March 30, 2004.

10.6	First Amendment to Production Share Agreement, effective as of August 17, 2005, among the Registrant, North American Production Sharing, Inc., and Industrias Unidas de B.C., S.A. de C.V.	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 10-K filed on October 25, 2005.

10.7	Modification to Sublease between the Registrant and Keystone Ruby, LLC.	Incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q filed on August 11, 2006.

10.8*	Form of Indemnification Agreement for directors and officers of the Registrant	Incorporated by reference to Exhibit 10.31 of the Registrant’s Annual Report on Form 10-K filed on March 16, 2007.

10.9	Form of Securities Purchase Agreement dated as of March 14, 2008	Incorporated by reference to Exhibit 1.1 to the Registrant’s Current Report on Form 8-K filed on March 19, 2008.

10.10*	1994 Stock Option Plan, amended as of May 24, 2000	Incorporated by reference to Exhibit 99.1 to the Registrant’s Registration Statement on Form S-8 (Commission File No. 333-52042) filed on December 18, 2000.

10.11*	2004 Stock Incentive Plan	Incorporated by reference to Exhibit 99.1 to the Registrant’s Registration Statement on Form S-8 (Commission File No. 333-122-686) filed on February 10, 2005.

10.12	Member Interest Purchase Agreement among the Registrant and TLC Investments, LLC, Jamie Hall, and Robert E. Wilson dated December 31, 2009	Incorporated by reference to Exhibit 10.40 to Registrant’s Annual Report on Form 10-K filed on March 31, 2010.

10.13	Convertible Promissory Note from the Registrant to TLC Investments, LLC, Jamie Hall, and Robert E. Wilson dated December 31, 2009	Incorporated by reference to Exhibit 10.41 to Registrant’s Annual Report on Form 10-K filed on March 31, 2010.

10.14	Warrant Acquisition Agreement between Registrant and Woodstone Energy, LLC dated December 31, 2009	Incorporated by reference to Exhibit 10.42 to Registrant’s Annual Report on Form 10-K filed on March 31, 2010.

10.15	Form of Bonding Support Agreement dated as of December 29, 2009	Incorporated by reference to Exhibit 10.43 to Registrant’s Annual Report on Form 10-K filed on March 31, 2010.

10.16	Form of Warrant Acquisition for bonding support dated as of December 29, 2009	Incorporated by reference to Exhibit 10.44 to Registrant’s Annual Report on Form 10-K filed on March 31, 2010.

10.17*	Form of Agreement of Confidentiality and Non-Competition for employees including officers	Incorporated by reference to Exhibit 10.45 to Registrant’s Annual Report on Form 10-K filed on March 31, 2010.

10.18	Purchase Agreement between Registrant and Lincoln Park Capital Fund, LLC dated March 17, 2010	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on March 19, 2010.

10.19	Registration Rights Amendment between Registrant and Lincoln Park Capital Fund, LLC dated March 17, 2010	Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on March 19, 2010

10.20	Note Purchase Agreement between Registrant and EF Energy Partners LLC dated March 30, 2010	Incorporated by reference to Exhibit 10.48 to the Registrant’s Annual Report on Form 8-K filed on March 31, 2010.

10.21	Secured Subordinated Promissory Note from the Registrant to EF Energy Partners LLC dated March 30, 2010	Incorporated by reference to Exhibit 10.49 to the Registrant’s Annual Report on Form 8-K filed on March 31, 2010.

10.22	Warrant Acquisition Agreement among the Registrant and the investors named therein dated March 30, 2010	Incorporated by reference to Exhibit 10.50 to the Registrant’s Annual Report on Form 8-K filed on March 31, 2010.

10.23*	Form of Management Continuity Agreement for Executive Officers	Incorporated by reference to Exhibit 10 to the Registrant’s Quarterly on Form 10-Q filed on May 13, 2010.

10.24*	2008 Incentive Stock Plan (as amended November 19, 2008, February 25, 2010, and May 6, 2012)	Incorporated by reference to Appendix B to the Registrant’s Preliminary Proxy Statement on Form PRER14A filed on June 8, 2012.

10.25	Form of Notice of Stock Option Grant for 2008 Incentive Stock Plan	Incorporated by reference to Exhibit 99.2 to the Registrant’s Registration Statement on Form S-8 filed on September 8, 2010.

10.26	Modification to Sublease between Registrant and Keystone Ruby, LLC and Cognovit Promissory Note as of September 1, 2010	Incorporated by reference to Exhibit 10.29 to the Registrant’s Annual Report on Form 10-K filed on March 30, 2012.

10.27	Financing Agreement between the Registrant and Rosenthal & Rosenthal, Inc. dated December 22, 2011	Incorporated by reference to Exhibit 10.30 to the Registrant’s Annual Report on Form 10-K filed on March 30, 2012.

10.28	Form of Securities Purchase Agreement between the Registrant and investors dated as of February 27, 2012	Incorporated by reference to Exhibit 10.31 to the Registrant’s Annual Report on Form 10-K filed on March 30, 2012.

10.29	Collaboration Agreement between the Registrant and Communal International Ltd. Dated as of February 27, 2012	Incorporated by reference to Exhibit 10.32 to the Registrant’s Annual Report on Form 10-K filed on March 30, 2012.

10.30	First Amendment to Collaboration Agreement between the Registrant and Communal International Ltd., dated as of January 1, 2013	Filed as Exhibit 10.26 on Form 10-K filed on March 27, 2013.

10.31	Continuity Agreement dated December 30, 2009 between the Registrant and Joseph G. Kaveski	Filed as Exhibit 99.1 to the Registrant's Current Report on Form 8-K filed on December 13, 2012.

10.32	First Amendment dated December 7, 2012 to the Continuity Agreement between the Company and Joseph G. Kaveski	Incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed on December 13, 2012.

10.33	Form of Convertible Subordinated Note	Incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed on December 18, 2012.

10.34	Form of Note Purchase Agreement	Incorporated by reference to Exhibit 99.3 to the Registrant’s Current Report on Form 8-K filed on December 18, 2012.

10.35	Form of Convertible Subordinated Note	Incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on March 12, 2013.

10.36	Form of Note Purchase Agreement	Incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed on March 12, 2013.

10.37	Settlement Agreement between the Registrant, Stones River Companies, LLC, TLC Investments, LLC, Jami Hall, and Robert E. Wilson dated June 28, 2013	Incorporated by reference to Exhibit 99.5 to the Registrant’s Current Report on Form 8-K filed on July 3, 2013.

10.38	Energy Focus, Inc. 2013 Employee Stock Purchase Plan	Incorporated by reference from Appendix A to the Registrant’s Definitive Proxy Statement on Form DEF14A filed on August 6, 2013

10.39	Amended Form of Notice of Stock Option Grant for 2008 Stock Incentive Plan	Incorporated by reference to Exhibit 10.2 to the Registrant’s Quarter Report on Form 10-K filed on November 13, 2013.

21.1	Subsidiaries of the Registrant	Incorporated by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K filed on March 30, 2012.

23.1	Consent of Plante & Moran, PLLC, Independent Registered Public Accounting Firm	Filed herewith.

23.2	Consent of Baker & Hostetler LLP (to be contained in Exhibit 5.1)	Filed herewith.

24.1	Power of Attorney (included in the Signature Pages to this Registration Statement	Previously filed.

*Management contract or compensatory plan or arrangement.